Exhibit 99.1
Hercules Offshore and Seahawk Drilling Complete Asset Purchase and Sale
Houston — April 27, 2011 — Hercules Offshore, Inc. (Nasdaq: HERO) and Seahawk Drilling, Inc. (Nasdaq OTC: HAWKQ.PK) announced today the completion of the asset purchase and sale previously disclosed on February 11, 2011. In accordance with the terms of the Asset Purchase Agreement, Hercules Offshore will acquire 20 jackup rigs located in the U.S. Gulf of Mexico and related assets, accounts receivable, cash, accounts payables, and certain contractual rights from Seahawk Drilling. The total consideration paid to Seahawk Drilling consists of approximately 22.3 million shares of Hercules Offshore common stock and $25.0 million in cash. Following this transaction, there will be a total of approximately 137.2 million outstanding shares of Hercules Offshore, Inc.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 50 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
For more information, please visit our website at http://www.herculesoffshore.com.
Contact Information:
Son P. Vann, CFA
Director, Investor Relations and Finance
Hercules Offshore, Inc.
713-350-8508